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                                                                     EXHIBIT 5.1

                                     March 26, 1999



INTERLINQ Software Corporation
11980 N.E. 24th Street
Bellevue, Washington  98005

        RE:    REGISTRATION STATEMENT ON FORM S-4

Dear Gentlemen and Ladies:

        We have acted as counsel to INTERLINQ Software Corporation, a Washington corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission relating to the up to 3,403,439 shares of common stock, $.01 par value per share, of the Company (the "Common Stock"). These shares consist of 2,153,439 shares of common stock to be issued as a result of the conversion of shares of common stock of Terlin, Inc. (the "Terlin Shares"), pursuant to the Agreement and Plan of Merger, dated December 28, 1998, between the Company and Terlin, Inc. (the "Merger Agreement"), and 1,250,000 shares of Common Stock to be retained by the existing shareholders of the Company (the "Retained Shares") pursuant to the Merger Agreement. We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

        Based on and subject to the foregoing, we are of the opinion that, upon the effectiveness of the Registration Statement and the approval of the Merger Agreement by the shareholders of the Company, (a) the issuance of the Terlin Shares and the retention of the Retained Shares in accordance with the terms of the Merger Agreement will have been duly authorized; (b) when the Terlin Shares are issued in accordance with the terms of the Merger Agreement and the Registration Statement, the Terlin Shares will be validly issued, fully paid and nonassessable; and (c) the transactions contemplated by the Merger Agreement will not adversely affect the status of the Retained Shares as validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under "Legal Matters". In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,



                                            Perkins Coie LLP